THIRTEENTH AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT

        THIS THIRTEENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of December 16, 2005, is by and among CLARION TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and its subsidiaries party hereto (the Company and its subsidiaries are collectively referred to herein as the “Loan Parties” and individually referred to herein as a “Loan Party”), the financial institutions parties hereto (together with their respective successors and assigns, the “Banks”), and JPMORGAN CHASE BANK, N.A., successor by merger to Bank One, NA (Main Office Chicago), a national banking association, as agent on behalf of the Banks (in such capacity, the “Agent”).

RECITALS

        A.        The Loan Parties, the Banks, and the Agent are parties to that certain Amended and Restated Credit Agreement dated as of April 14, 2003 (as amended, modified, restated, or replaced from time to time, the “Credit Agreement”), pursuant to which the Banks agreed, subject to the terms thereof, to extend credit to the Loan Parties. For purposes hereof, the term “Loan Documents” shall mean such term as defined in the Credit Agreement, plus this Amendment, and any documents executed and delivered in conjunction with this Amendment.

        B.        The parties hereto desire to amend the Credit Agreement as set forth herein.

TERMS

        In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

         ARTICLE I. AMENDMENT. Upon the conditions set forth in Article III being fulfilled, the Credit Agreement shall be amended as follows:

        1.1        The definition of the term “Base Rate Margin” set forth in Section 1.1 of the Credit Agreement is amended and restated in full as follows:

Base Rate Margin means (a) with respect to Revolving A Loans, three-quarters of one percent (0.75%) per annum, (b) with respect to Revolving B Loans, negative one and three-quarters of one percent (-1.75%) per annum, and (c) with respect to the Term Loan and Capex Loans, one percent (1.00%) per annum.

        1.2        The definition of the term “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is amended and restated in full as follows:

Borrowing Base means an amount equal to the lesser of the total of (a) eighty percent (80%) of the unpaid amount (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) of all Eligible Accounts Receivable plus (b) fifty percent (50%) of the value of all Eligible Inventory valued at the lower of cost or market (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion); provided, however, that the aggregate amount contributed to the Borrowing Base for Eligible Inventory under the foregoing clause (b) shall not exceed Three Million One Hundred Thousand Dollars ($3,100,000) at any time.

        1.3        The definition of the term “Collateral Documents” set forth in Section 1.1 of the Credit Agreement is amended and restated in full as follows:

Collateral Documents means the Security Agreement, each Mortgage, the Guaranty, each Subordination Agreement, each Collateral Access Agreement, each Security Letter of Credit, and any other agreement or instrument pursuant to which any Loan Party or any other Person has granted or grants collateral to the Agent for the benefit of the Banks, including without limitation all Collateral Documents (as defined in the Original Credit Agreement) as assigned to the Agent for the benefit of the Banks.

        1.4        The definition of the term “Commitment” set forth in Section 1.1 of the Credit Agreement is amended and restated in full as follows:

Commitment means, as to any Bank, such Bank’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The amount of each Bank’s Pro Rata Share of the Revolving Commitment Amount, including with respect to Revolving A Loans and Revolving B Loans, and the respective amount of each Term Loan is set forth on Schedule 1.1.

        1.5        The following sentence is added to the end of the definition of the term “Eligible Account Receivable” in Section 1.1 of the Credit Agreement:

Notwithstanding anything to the contrary, the fact that an Account is owned by the Mexico Subsidiary or is owned by a Loan Party but is payable by an Account Debtor that is a resident or citizen of, or located in, Mexico shall not in and of itself render such Account ineligible for inclusion as an Eligible Account Receivable so long as (i) all the other requirements of clauses (1) through (17) (excluding clause (5)) of this definition of Eligible Account Receivable are satisfied with respect to such Account and (ii) such Account is supported by a letter of credit, insurance, bonds or other assurances in form and substance, and provided by an issuer, acceptable to the Agent and the Required Banks in their sole discretion, issued directly for the benefit of the Agent for the benefit of the Banks, or the proceeds of which have been assigned to the Agent for the benefit of the Banks, in manner, and pursuant to documentation, acceptable to the Agent and the Required Banks in their sole discretion.

        1.6        The definition of the term “L/C Fee Rate” set forth in Section 1.1 of the Credit Agreement is amended and restated in full as follows:

L/C Fee Rate means the per annum rate equal to the LIBOR Margin with respect to Revolving A Loans from time to time.

        1.7        The definition of the term “LIBOR Margin” set forth in Section 1.1 of the Credit Agreement is amended and restated in full as follows:

LIBOR Margin means (a) with respect to Revolving A Loans, three and one-half of one percent (3.50%) per annum, (b) with respect to Revolving B Loans, one percent (1.00%) per annum, and (c) with respect to the Term Loan and Capex Loans, three and three-quarters of one percent (3.75%) per annum.

        1.8        The following definition of the term “Mexico Subsidiary” is added to Section 1.1 of the Credit Agreement in alphabetical order:

Mexico Subsidiary means Clarion Technologies de Mexico, S. de R.L. de C.V.

        1.9        The definitions of the terms “Revolving Commitment Amount”, “Revolving Credit Commitment”, “Revolving Loans” and “Revolving Outstandings” set forth in Section 1.1 of the Credit Agreement are amended and restated in full, respectively, as follows:

Revolving Commitment Amount means the sum of the Revolving A Commitment Amount and the Revolving B Commitment Amount.

Revolving Credit Commitment means the Revolving A Commitment and the Revolving B Commitment.

Revolving Loans means the Revolving A Loans and the Revolving B Loans.

Revolving Outstandings means, at any time, the sum of the Revolving A Outstandings plus the Revolving B Outstandings.

        1.10        The following definitions of the terms “Revolving A Commitment Amount”, “Revolving A Credit Commitment”, “Revolving A Loans”, “Revolving A Outstandings”, “Revolving B Commitment Amount”, “Revolving B Credit Commitment”, Revolving B Loans”, and “Revolving B Outstandings” are added to Section 1.1 of the Credit Agreement in alphabetical order:

Revolving A Commitment Amount means Ten Million Dollars ($10,000,000), as reduced from time to time pursuant to Section 6.1.

Revolving A Credit Commitment — See Section 2.1.1.A.

Revolving A Loans — see Section 2.1.1.A.

Revolving A Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving A Loans, plus (b) the Stated Amount of all Letters of Credit.

Revolving B Commitment Amount means Two Million Dollars ($2,000,000).

Revolving B Credit Commitment — See Section 2.1.1.B.

Revolving B Loans — see Section 2.1.1.B.

Revolving B Outstandings means, at any time, the aggregate principal amount of all outstanding Revolving B Loans.

        1.11        The following definition of the term “Security Letters of Credit” is added to Section 1.1 of the Credit Agreement in alphabetical order:

Security Letters of Credit means irrevocable standby letters of credit for the benefit of the Agent in the aggregate amount of $2,000,000 in form and substance, and issued by an issuer, satisfactory to the Agent, expiring not earlier than January 5, 2007, securing the obligations of the Loan Parties to the Banks.

        1.12        The definition of the term “Termination Date” set forth in Section 1.1 of the Credit Agreement is amended and restated in full as follows:

Termination Date means the earlier to occur of (a) December 31, 2006 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12; provided that for all purposes with respect to Capex Loans and the Capex Loan Commitment, Termination Date means September 30, 2005.

        1.13        Section 2.1.1 of the Credit Agreement is amended and restated in full, now including parts 2.1.1.A and 2.1.1.B, as follows:

2.1.1.A Revolving A Loan Commitment. Each Bank will make loans on a revolving basis (“Revolving A Loans”) from time to time until the Termination Date in such Bank’s Pro Rata Share of such aggregate amounts as the Representative may request from all Banks on behalf of the Loan Parties; provided that the Revolving A Outstandings will not at any time exceed the lesser of (x) the Revolving A Commitment Amount and (y) the Borrowing Base (the “Revolving A Credit Commitment”).

2.1.1.B Revolving B Loan Commitment. Each Bank will make loans on a revolving basis (“Revolving B Loans”) from time to time until the Termination Date in such Bank’s Pro Rata Share of such aggregate amounts as the Representative may request from all Banks on behalf of the Loan Parties; provided that the Revolving B Outstandings will not at any time exceed the Revolving B Commitment Amount (the “Revolving B Credit Commitment”).

        1.14        Each reference in Section 2.1.4 of the Credit Agreement and Section 2.2.2 of the Credit Agreement to the “Revolving Credit Commitment” shall be deemed a reference to the “Revolving A Credit Commitment”.

         1.15        The following sentence is added to the end of Section 2.2.2 of the Credit Agreement:

Each notice of a proposed borrowing of Revolving Credit Loans shall state whether such borrowing is proposed to be made under the Revolving A Credit Commitment or the Revolving B Credit Commitment, and in the absence of such statement each such notice shall be deemed proposed to be made under the Revolving A Credit Commitment.

         1.16        The first sentence of Section 3.1 of the Credit Agreement is amended and restated in full as follows:

The Revolving A Loans made by each Bank under the Revolving A Credit Commitment shall be evidenced by the Revolving Notes substantially in the form set forth in Exhibit A, with appropriate insertions, dated the date hereof, payable to the order of each such Bank in a principal amount not to exceed each such Bank’s Pro Rata Share of the Revolving A Credit Commitment, and the Revolving B Loans made by each Bank under the Revolving B Credit Commitment shall be evidenced by the Revolving Notes substantially in the form set forth in Exhibit A.1, with appropriate insertions, dated the date hereof, payable to the order of each such Bank in a principal amount not to exceed each such Bank’s Pro Rata Share of the Revolving B Credit Commitment.

         1.17        The following subpart (iv) is added to Section 6.2.2(a) immediately following subpart (iii):

(iv) Concurrently with the transfer of any machinery or equipment of any of the Loan Parties to the Mexico Subsidiary, in an amount equal to 80% of the orderly liquidation value of the machinery and equipment as shown in the October, 2004 DoveBid appraisal (the “OLV”); provided that in any event no such transfer shall be made at any time if any Event of Default or Unmatured Event of Default then has occurred and is continuing. Prior to any such transfer, the Loan Parties shall furnish to the Agent a list of the machinery and equipment being transferred, including such identifying information as the Agent may reasonably request, together with the OLV for each item of such machinery and equipment, certified as true and complete by the Chief Financial Officer of the Loan Parties, together with a certification by the Chief Financial Officer that no Event of Default or Unmatured Event of Default then has occurred and is continuing or will have occurred and be continuing at the time of such transfer. The Banks hereby (A) consent to the transfer of any machinery or equipment of any of the Loan Parties to the Mexico Subsidiary in accordance with the requirements of this Section 6.2.2(a)(iv) after the effective date of the Thirteenth Amendment, and (B) acknowledge and affirm their previous consent to the transfer of any machinery or equipment identified on Schedule 6.2.2(a)(iv) attached hereto of any of the Loan Parties to the Mexico Subsidiary prior to the effective date of the Thirteenth Amendment with respect to which the Loan Parties have made prepayments of the Term Loan in the amount equal to the OLV of such machinery and equipment; provided that nothing herein shall be deemed a consent to any other transfer or disposition of any machinery or equipment of the Loan Parties.

         1.18        Section 6.2.2(b) of the Credit Agreement is amended and restated in full as follows:

(b) If on any day the Revolving A Outstandings exceed the Borrowing Base, the Loan Parties shall immediately prepay Revolving A Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

         1.19        Section 6.2.2(d) of the Credit Agreement is amended and restated in full as follows:

(d) All Mandatory Prepayments shall be applied as follows:

(i) first to the outstanding amount of principal and interest under the Term Loan made pursuant to Section 2.1.2;

(ii) second to the outstanding amount of principal and interest under the Term Loan made upon the conversion of the Capex Loans in connection with the Thirteenth Amendment to this Agreement; and

(iii) third to the outstanding amount of principal and interest under the Revolving Credit Commitment.

        1.20        Sections 10.6.1, 10.6.2, 10.6.3, 10.6.4, 10.6.5, 10.6.6 and 10.6.7 of the Credit Agreement are amended and restated in full, respectively, as follows:

10.6.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio to be less than (i) 0.95 to 1.00 as of the end of the Company’s fiscal quarter ending on or about June 30, 2006, (ii) 0.85 to 1.00 as of the end of the Company’s fiscal quarter ending on or about September 30, 2006, and (iii) 1.25 to 1.00 as of the end of the Company’s fiscal quarter ending on or about December 31, 2006; such ratio to be determined in each case in accordance with GAAP for the period of the single fiscal quarter of the Company then ending.

10.6.2 Senior Debt to EBITDA Ratio. Not permit the Senior Debt to EBITDA Ratio to be greater than (i) 4.75 to 1.00 as of the end of each of the Company’s fiscal quarters ending on or about March 31, 2006 and June 30, 2006, respectively, (ii) 4.50 to 1.00 as of the end of the Company’s fiscal quarter ending on or about September 30, 2006, and (iii) 3.25 to 1.00 as of the end of the Company’s fiscal quarter ending on or about December 31, 2006; such ratio to be determined in each case in accordance with GAAP using the ratio of Senior Debt as of the end of the applicable period to EBITDA for the period of four consecutive fiscal quarters of the Company then ending.

10.6.3 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio to be greater than (i) 10.25 to 1.00 as of the end of each of the Company’s fiscal quarters ending on or about March 31, 2006, June 30, 2006 and September 30, 2006, respectively, and (ii) 7.50 to 1.00 as of the end of the Company’s fiscal quarter ending on or about December 31, 2006; such ratio to be determined in each case in accordance with GAAP using the ratio of Total Debt as of the end of the applicable period to EBITDA for the period of four consecutive fiscal quarters of the Company then ending.

10.6.4 EBITDA. Not permit EBITDA to be less than (i) $800,000 as of the Company’s fiscal quarter ending on or about March 31, 2006, (ii) $2,400,000 as of the Company’s fiscal quarter ending on or about June 30, 2006, (iii) $3,800,000 as of the Company’s fiscal quarter ending on or about September 30, 2006, and (iv) $6,000,000 as of the Company’s fiscal quarter ending on or about December 31, 2006; such amount to be determined in each case in accordance with GAAP for the period from January 1, 2006 through such fiscal quarter of the Company then ending.

10.6.5 Total Liabilities to Tangible Capital Funds Ratio. Not permit the Total Liabilities to Tangible Capital Funds Ratio to be greater than (i) 16.00 to 1.00 as of the end of any calendar month from and including January, 2006 to and including May, 2006, (ii) 15.25 to 1.00 as of the end of any calendar month from and including June, 2006 to and including August, 2006, (iii) 12.25 to 1.00 as of the end of any calendar month from and including September, 2006 to and including November, 2006, and (iv) 10.25 to 1.00 as of the end of December, 2006; such ratio to be determined in each case in accordance with GAAP as of such month-end.

10.6.6 Adjusted Working Capital. Not permit Adjusted Working Capital to be less than (i) negative $14,000,000 as of the end of any calendar month from and including January, 2006 to and including May, 2006, (ii) negative $13,750,000 as of the end of any calendar month from and including June, 2006 to and including August, 2006, (iii) negative $13,000,000 as of the end of any calendar month from and including September, 2006 to and including November, 2006, and (iv) negative $12,000,000 as of the end of December, 2006; such amount to be determined in each case in accordance with GAAP as of such month-end.

10.6.7 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Loan Parties to exceed $2,600,000 in the Fiscal Year ending on or about December 31, 2006.

        1.21        The “.” at the end of subpart (iv) of Section 10.10 of the Credit Agreement is changed to “;" and the following subparts (v) and (vi) are added immediately following subpart (iv):

(v)	so long as no Unmatured Event of Default or Event of Default then has occurred and is continuing or would be caused thereby and such payments are permitted under the terms of the Subordination Agreements as applicable, payments to William Blair and Craig Wierda of $7,500 each on a monthly basis as compensation for providing the Security Letters of Credit in accordance with the terms of Section 2 of that certain Credit Support Compensation and Draw Agreement made and entered into as of December 16, 2005 between the Company, William Blair and Craig Wierda in the form provided to the Banks concurrently with the effectiveness of the Thirteenth Amendment to this Agreement (the “Credit Support Agreement”); or

(vi)	other amounts payable pursuant to the last sentence of Section 2 of the Credit Support Agreement.

         1.22        The following sentence is added to the end of Section 12.2 of the Credit Agreement:

If any Event of Default shall occur, the Agent may, and upon the written request of the Required Banks shall, without limiting any of the other rights and remedies of the Agent and the Banks under the Loan Documents and applicable law, make one or more draws upon the Security Letters of Credit for an aggregate amount equal to the lesser of (a) the aggregate amount owing by the Loan Parties in respect of the principal of and interest on the Loans, all reimbursement obligations with respect to Letters of Credit, all fees owing by the Loan Parties under the Loan Documents, all Hedging Obligations of the Loan Parties to the Banks and their Affiliates, and any and all other amounts owing by the Loan Parties under the Loan Documents, and (b) the aggregate amount available to be drawn under the Security Letters of Credit. All such amounts drawn on the Security Letters of Credit shall be applied to the obligations of the Loan Parties in accordance with Section 12.3.

         1.23        Exhibit A.1 attached to this Amendment is added as Exhibit A.1 to the Credit Agreement.

         1.24        Schedule 1.1 attached to this Amendment is substituted for Schedule 1.1 attached to the Credit Agreement.

         1.25        Schedule 6.2.2(a)(iv) attached to this Amendment is added as Schedule 6.2.2(a)(iv) attached to the Credit Agreement.

         ARTICLE II. REPRESENTATIONS AND WARRANTIES. Each of the Loan Parties represents and warrants to the Agent and the Banks that:

        2.1        The execution, delivery, and performance of this Amendment and the New Notes (as hereinafter defined) are within its powers, have been duly authorized by all necessary corporate or limited liability company action, as the case may be, and are not in contravention of any law, rule, or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of its Certificate of Incorporation or Articles of Organization, as the case may be, or By-laws or Operating Agreement, as the case may be, or of any contract or undertaking to which it is a party or by which it or its properties is or may be bound.

        2.2        This Amendment is, and each of the New Notes when delivered hereunder will be, the legal, valid, and binding obligation of each Loan Party, enforceable against it in accordance with the terms hereof and thereof.

        2.3        After giving effect to the amendments herein contained, except as set forth on Schedule 2.3 attached to this Amendment, the representations and warranties contained in Section 9 of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

        2.4        No Event of Default or Unmatured Event of Default exists or has occurred or is continuing on the date hereof.

         ARTICLE III. CONDITIONS OF EFFECTIVENESS. This Amendment shall not become effective until each of the following has been satisfied:

         3.1        This Amendment shall have been executed by the Loan Parties, the Agent, and the Banks.

        3.2        The Loan Parties shall have executed and delivered to the Agent the Revolving Notes evidencing the Revolving B Loans for each of the Banks in substantially the form of Exhibit A.1 attached to this Amendment properly completed for each of the Banks (the “Revolving B Loan Notes”) and the Term Notes for each of the Banks in substantially the form of Exhibit B attached to this Amendment properly completed for each of the Banks (together with the “Revolving B Loan Notes”, the “New Notes”).

        3.3        The Loan Parties shall have caused to be delivered to the Agent the original Security Letters of Credit (as defined above). Notwithstanding anything to the contrary, the Loan Parties shall not be entitled to borrow any Revolving B Loans until the Security Letters of Credit have been approved by JPMorgan Chase Bank, N.A., as adviser with respect to the Security Letters of Credit, and failure of the Security Letters of Credit to be advised in proper form and terms on or before December 22, 2005 shall constitute an Event of Default under the Credit Agreement.

        3.4        The Loan Parties shall have furnished to the Agent such certified copies of the resolutions of the Board of Directors or the members, as the case may be, of the Loan Parties as requested by the Agent approving this Amendment and the New Notes, and of all documents evidencing other necessary corporate or company action, as the case may be, and governmental and non-governmental approvals, if any, with respect to this Amendment and the New Notes.

        3.5        The Loan Parties shall have furnished to the Agent such other approvals, opinions, or documents as the Agent may reasonably request.

        3.6        The Loan Parties shall have paid to the Agent for the pro rata account of the Banks a fee for this Amendment in the amount of $20,000 in immediately available funds.

        3.7        The Loan Parties shall have paid all out of pocket fees and disbursements of the Agent, including all unpaid fees and disbursements of Dickinson Wright PLLC due and owing as of the date of this Amendment.

        3.8        The Loan Parties shall have executed and delivered, or caused to be executed and delivered, such amendments and agreements in respect of the Subordination Agreements and any document, instrument or agreement evidencing or executed in connection with any Subordinated Debt, including without limitation the Ninth Amendment to Amended and Restated Senior Subordinated Loan Agreement and the Credit Support Agreement (as defined above in this Amendment), as shall be acceptable to the Agent. Notwithstanding the foregoing, the Agent and the Banks acknowledge and agree that it shall not be a condition precedent to the effectiveness of this Amendment that any such items be executed and delivered by Thomas Wallace as a holder of Subordinated Debt and nor shall it be a condition precedent to the effectiveness of the Tenth Amendment to the Credit Agreement dated as of August 1, 2005, the Eleventh Amendment to Credit Agreement dated as of September 30, 2005, or the Twelfth Amendment to Credit Agreement dated as of November 21, 2005 that any similar items otherwise previously required in connection therewith be executed and delivered by Thomas Wallace; provided that (y) nothing herein shall be deemed a waiver of any of the rights or remedies of the Agent or the Banks under the Subordination Agreement of Thomas Wallace, all of which the Agent and the Banks hereby expressly reserve, and (z) this allowance with respect to Thomas Wallace shall be strictly limited as stated above with respect to Thomas Wallace in connection with such Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment and this Amendment, and nothing herein shall be construed as a waiver of, a consent to or any modification or amendment, or limitation of, any term or condition of this Section 3.8 with respect to any other holder of Subordinated Debt or of any rights or remedies of the Agent or the Banks under any Subordination Agreement of any such other holder, all of which the Agent and the Banks hereby expressly reserve.

        3.9        The Agent shall have executed and delivered to William Blair Mezzanine Capital Fund III, L.P. and Craig Wierda a letter agreement regarding drawing on the Security Letters of Credit (as defined above).

         ARTICLE IV. MISCELLANEOUS.

        4.1        From and after the date of this Amendment, references in the Credit Agreement or in any note, certificate, instrument or other document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as the same has been amended hereby and as further amended from time to time.

        4.2        The Loan Parties acknowledge and agree that the Agent and the Banks have fully performed all of their obligations under the Credit Agreement and all documents executed in connection with the Credit Agreement and all actions taken by the Agent or any of the Banks are reasonable and appropriate under the circumstances and within their rights under the Credit Agreement and all other documents executed in connection therewith and otherwise available. The Loan Parties represent and warrant that they have no claims or causes of action against the Agent or any of the Banks.

        4.3        If any of the Loan Parties shall fail to perform or observe any term, covenant or agreement contained in this Amendment, or if any representation or warranty made by any Loan Party in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an Event of Default in accordance with the Credit Agreement.

        4.4        Except as expressly amended hereby, the Loan Parties agree that the Loan Documents, and all other documents and agreements executed by the Loan Parties in connection with the Loan Documents in favor of the Agent or the Banks are ratified and confirmed and shall remain in full force and effect, and that they have no set off, counterclaim, or defense with respect to any of the foregoing. Notwithstanding the foregoing, and as further consideration for the agreements and understandings herein, the Loan Parties, on behalf of themselves and their employees, agents, executors, heirs, successors and assigns, do hereby release the Agent, the Banks, and their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to the Loan Documents or the business relationship among the Loan Parties, the Agent and the Banks, and any claims asserted or which could have been asserted by the Loan Parties or any of them in connection with the Loan Documents and this Amendment.

        4.5        The Loan Parties agree to pay and save the Agent and the Banks harmless from liability for the payment of all costs and expenses arising in connection with this Amendment, including the fees and expenses of Dickinson Wright PLLC, counsel to the Agent, in connection with the preparation and review of this Amendment and any related documents. Further, the Loan Parties agree pay and save the Agent and the Banks harmless from liability for the payment of all costs and expenses of the Agent and the Banks in obtaining, following the closing of this Amendment, an appraisal of the inventory of the Loan Parties, in form and detail satisfactory, and prepared by an appraiser acceptable, to the Agent and the Banks.

        4.6       The Agent, the Banks and the Loan Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any litigation based upon or arising out of the Loan Documents, this Amendment or any related instrument or agreement or any of the transactions contemplated by this Amendment or any conduct, dealing, statements (whether oral or written) or actions of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by such party.

        4.7       THE LOAN PARTIES WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT OR THE BANKS IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

        4.8        This Amendment is made for the sole benefit and protection of the Loan Parties, the Agent and the Banks and their respective successors and permitted assigns (provided that the Loan Parties shall not be permitted, absent the prior written consent of the Agent, to assign any of their rights or obligations under this Amendment). No other person or entity shall have any rights whatsoever under this Amendment. Time shall be of the strictest essence in the performance of each and every one of the Loan Parties’ obligations hereunder. Notwithstanding any provision hereof, this Amendment shall not be considered to be binding upon the Agent and the Banks unless and until a copy hereof shall be executed by the Loan Parties, the Agent and the Banks, and delivered to the Agent.

        4.9        The Loan Documents, as modified and amended by this Amendment, constitute the entire understanding of the parties with respect to the subject matter hereof and may only be modified or amended by a further writing signed by the party to be charged. If any of the provisions of this Amendment are in conflict with any applicable statute or rule of law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Loan Documents.

        4.10        There are no promises or inducements which have been made to any signatory hereto to cause such signatory to enter into this Amendment other than those which are set forth in this Amendment. The Loan Parties acknowledge that they, or their authorized officers have thoroughly read and reviewed the terms and provisions of this Amendment and are familiar with same, that the terms and provisions contained herein are clearly understood by the Loan Parties and have been fully and unconditionally consented to by the Loan Parties and that the Loan Parties have had full benefit and advice of counsel of their own selection, or the opportunity to obtain the benefit and advice of counsel of their own selection, in regard to understanding the terms, meaning and effect of this Amendment, and that this Amendment has been entered into by the Loan Parties freely, voluntarily, with full knowledge, and without duress, and that in executing this Amendment, the Loan Parties are relying on no other representations, either written or oral, express or implied, made to the Loan Parties by any other party hereto, and that the consideration hereunder received by the Loan Parties has been actual and adequate.

        4.11        This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflicts of law principles of such State.

        4.12        This Amendment may be signed in any number of counterparts, with the same effect as if the signatures thereto and hereto were upon the same instrument, and telecopied signatures shall be effective as originals.

[The remainder of this page is left blank intentionally.]

        IN WITNESS WHEREOF, the parties below have caused this Amendment to be executed and delivered as of the date first written above.

CLARION TECHNOLOGIES, INC.

By: /s/ Edmund Walsh

         Its:     CFO

CLARION REAL ESTATE, L.L.C.

By: CLARION TECHNOLOGIES, INC.,
         its Member

By: /s/ Edmund Walsh

         Its:     CFO

JPMORGAN CHASE BANK, N.A., successor by
merger to Bank One, NA, for itself and as Agent

By: /s/ Sommer M. Bainbridge

         Its:   Vice President

FIFTH THIRD BANK

By: /s/ Kevin M. Paul

         Its:   Vice President